                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No. 0)*


              NORTH AMERICAN GAMING AND ENTERTAINMENT CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, Par Value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  656863 10 7
                        ------------------------------
                                 (CUSIP Number)

                                March 15, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===============================================================================


  CUSIP NO. 656863 10 7                         Page   2   of   4
            -----------                               ---      ---


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Daryl N. Snadon           Social Security No.: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          3,535,673
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          3,535,673
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,535,673
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11

      13.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

                                                               Page 3 of 4 Pages
Item 1

     (a) Name of Issuer
                North American Gaming and Entertainment Corporation

     (b) Address of Issuer's Principal Executive Offices
                13150 Coit Road, Suite 1100
                Dallas, TX 75240

Item 2

     (a) Name of Person Filing: Daryl N. Snadon

     (b) Address of Principal Business Office or, if none, Residence
                15280 Addison Road, Suite 300
                Addison, TX 75001

     (c) Citizenship: USA

     (d) Title of Class of Securities: North American Gaming and Entertainment
                                       Corporation Common Stock

     (e) CUSIP Number: 656863 10 7

Item 3. Not applicable

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 3,535,673 shares, consisting of 2,535,673 shares of common stock and options to
                                     purchase 1,000,000 shares for $0.03125 per share through January 20, 2005.

     (b)  Percent of class:  13.5%


     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote of 3,535,673 shares

          (ii)  Shared power to vote or to direct the vote 0

          (iii) Sole power to dispose or to direct the disposition of 3,535,673 shares

          (iv)  Shared power to dispose or to direct the disposition of  0

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable

                                                               Page 4 of 4 Pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not apllicable

Item 8.  Identification and Classification of Members of the Group.

         Not applicable

Item 9.  Notice of Dissolution of a Group

         Not applicable

Item 10. Certification

     (a)  Not applicable

     (b) The following certification shall be included if the statement is filed pursuant to (S)240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        April 13, 2001
                                              ----------------------------------
                                                            Date

                                                      /s/ Daryl N. Snadon
                                              ----------------------------------
                                                          Signature


                                              ----------------------------------
                                                          Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)